Exhibit 99.2

Selected Financial Data (in thousands except number of employees)	3/31/2025	12/31/2024	3/31/2024
Scheduled CD maturities for subsequent quarter	$697,149	$509,533	$358,069
Average rate scheduled CD maturities for subsequent quarter	4.31%	4.61%	4.53%
Average loan rate - loan originations/renewals QTD (excludes fees)	6.84%	7.10%	8.05%
Cost of total deposits, Qtr-End	2.78%	2.77%	3.20%
Cost of interest-bearing deposits, Qtr-End	3.42%	3.44%	4.01%
Net interest margin, final month of Qtr	2.86%	2.95%	2.68%
Noninterest bearing DDA balances, Qtr-End	$2,647,577	$2,619,687	$2,627,639
Reserve for unfunded commitments, Qtr-End	$768	$608	$742
Credit card spend QTD	$259,777	$263,629	$255,839
Credit card net income QTD	$1,968	$1,867	$2,155
Merchant services fees QTD	$509	$569	$508
Mortgage banking income QTD	$613	$1,513	$678
FDIC insurance QTD	$2,587	$2,225	$3,650
Salaries & employee benefits QTD	$22,879	$24,062	$22,986
Other operating expense	$6,948	$6,455	$7,195
Third party processing and other services QTD	$7,738	$8,515	$7,166
Equipment and occupancy expense QTD	$3,722	$3,600	$3,557
Earnings retention YTD	70%	70%	67%
Number of full-time equivalent employees	636	630	611
QTD tax rate	20.06%	17.89%	17.50%
YTD tax rate	20.06%	18.55%	17.50%

Available Liquidity	3/31/2025	12/31/2024	3/31/2024
Cash and cash equivalents	$3,349,720	$2,376,634	$1,450,899
Investment Securities (mkt value), net of pledged	$325,403	$352,313	$457,211
Total on balance sheet liquidity	$3,675,123	$2,728,947	$1,908,110

FHLB fundings availability	$3,084,683	$3,067,337	$2,761,350
Correspondent lines of credit availability	$225,000	$225,000	$265,000
Brokered deposit availability (25% of assets per policy)	$4,656,692	$4,337,929	$3,930,408
Federal Reserve Bank fundings availability	$2,196,604	$2,112,813	$2,153,267
Total Available Liquidity	$13,838,102	$12,472,026	$11,018,135